Exhibit 19

INSIDER TRADING PROHIBITIONS POLICY

Effective Date: November 14, 2024

PURPOSE

The purpose of this Insider Trading Prohibitions Policy (this “Policy”) is to state prohibitions against using inside information acquired through your employment or association with Motorola Solutions, Inc. (“Motorola Solutions” or the “Company”) to engage in transactions in Company securities, to engage in transactions in securities of other companies, or to aid others to do either, and to promote compliance with insider trading laws, rules, and regulations. We expect you to comply with U.S. federal and state securities laws and any applicable local laws governing your transactions in securities.

SCOPE

This Policy applies to the Company’s elected officers who are named by the Board of Directors of the Company (the “Board”) as “Section 16 Officers,” elected officers who are not Section 16 Officers, appointed Vice Presidents, members of the Board and to all other employees of the Company and its subsidiaries worldwide. Additionally, this Policy applies to contractors and consultants of the Company and its subsidiaries worldwide who have access to inside information. A person to which this Policy applies is referred to throughout this Policy using words such as “you,” “your,” and “yourself.”

This Policy also applies to related parties.

CONTENTS

1.0KEY TERMS

1.1Inside Information – Inside information is material information which has not yet been disclosed generally to the marketplace (i.e., non-public) that, if known, would affect a reasonable investor’s decision to buy, sell or hold securities or the market value of those securities. Information is also considered inside information if the disclosure of the information would be viewed by a reasonable investor as having significantly altered the total mix of information made available. Both positive and negative information can be material. Some examples of inside information that are likely to affect trading in securities when announced include:

▪information about earnings and changes in earnings or competitive position;
▪information on expected announcements about large contracts, potential mergers, acquisitions, tender offers, divestitures, joint ventures, strategic alliances or other material transactions;
▪a company’s restructuring;

▪significant related party transactions;

▪a change in dividend policy, the declaration of stock splits, an offering of additional securities, or other transactions related to such securities;

▪financing transactions out of the ordinary course;
▪significant management changes;

▪a change in auditors or notification that the auditor’s reports may no longer be relied upon;

▪impending bankruptcy or the existence of severe liquidity problems or financial distress;

▪the gain or loss of a significant customer or supplier;

▪pending or threatened significant litigation or the resolution of such litigation;

▪significant government investigations or threatened or actual regulatory actions or proceedings;
▪a significant cybersecurity incident; or
▪the imposition of an event-specific closed-trading window in the Company’s securities or the securities of another company.
    Note that it is not possible to define all categories of inside information; therefore, this list is merely illustrative and not exhaustive.

    In order to establish that the information has been disclosed generally to the marketplace, it may be necessary to demonstrate that the information has been widely disseminated (such as through the issuance of a widely disseminated press release, a publicly accessible webcast or conference call for which there has been adequate advance public notice, or a public disclosure document such as a Current Report on Form 8-K filed with or furnished to the Securities and Exchange Commission). Once information is widely disseminated, it is still necessary to provide the marketplace with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until after the first business day after the day on which the information is released.

    Anyone who has inside information is considered to be an “insider.”

1.2Insider Trading Compliance Officer – The lead securities counsel of the Company or their designee will serve as the Insider Trading Compliance Officer for the purposes of this Policy, and in their absence, another employee designated by the General Counsel will be responsible for the administration of this Policy.
1.3Related Parties – Related parties include:

▪family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws);

▪anyone else who lives in your household;

▪any family members who do not live in your household but whose transactions in securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they engage in any transaction in securities; and

▪any entities that you influence or control, including any corporations, partnerships, limited liability companies or trusts.
1.4Securities – Securities are common stock, options to purchase common stock or any other type of securities that a company may issue, including (but not limited to) preferred stock, convertible debentures, senior notes and warrants, as well as derivative securities that are not issued by such company, such as exchange-traded put or call options or swaps relating to that company’s common stock.
1.5Tipping – Tipping is the act of providing inside information to a third party (including related parties, i.e., a “tippee”). You, as the “tipper,” could be held criminally liable under federal law if you provide inside information to a tippee but do not actually engage in the transaction in securities. Tippees inherit the tipper’s duties and may be liable for trading on inside information illegally tipped to them by such tipper.

1.6Transactions in Securities – Transactions in securities include purchases, sales, gifts or other transfers of securities, including through a broker, discount broker, or on the internet.
2.0STATEMENT OF POLICY
2.1Federal Securities Law Prohibition: The Securities Exchange Act of 1934 and Rules 10b-5 and 10b5-1 promulgated thereunder prohibit trading in securities on the basis of (i.e., while aware of) inside information. The purpose of this prohibition is to keep insiders (as explained later in this Section 2.1) from exploiting information not available to the public for their own gain. Under these laws, individuals are prohibited from buying or selling a company’s securities (or tipping or recommending to others to do so), in breach of a duty or other relationship of trust and confidence, while in possession of inside information. You expose yourself and the Company to civil and criminal liability if you or your related parties engage in transactions in securities while you possess inside information gained through your work at the Company or if you provide others with inside information for their use in transactions in securities. The person who has the inside information is an “insider” and can be liable as an insider if they engage in a transaction in securities, or as a “tipper” for tipping another person about inside information if that person engages in a transaction in securities.

2.2Policy Statements: It is the policy of the Company that:

2.2.01While aware of inside information relating to the Company, you will not, directly or indirectly:
•Engage in transactions in Company securities, except as otherwise specified in this Policy in Section 2.6;

•Recommend that others engage in transactions in Company securities;

•Engage in tipping, or otherwise disclose inside information to any person, other than those persons within the Company or third party agents of the Company whose positions require them to know such information; or

•Assist anyone engaged in the above activities.
2.2.02You will not, directly or indirectly, engage in transactions in securities of another company (including, but not limited to, a company with which the Company does business or that is involved in a potential transaction or business relationship with the Company) or take any of the actions prohibited by Section 2.2.01 with respect to such company, at any time during which, due to your employment or association with the Company, you have gained inside information about such company or gained inside information that could affect the share price of such company.

2.2.03You are responsible for transactions in Company securities by related parties and therefore should make such related parties aware of the need to confer with you before they engage in a transaction in Company securities, as all such transactions should be treated as if the transactions were for your own account.
2.3Closed Trading Windows: Other than as specified in this Policy:

•Elected officers and appointed Vice Presidents – may not engage in a transaction in Company securities starting the 1st day of each quarter (generally around April 1, July 1, October 1 and January 1) and ending at the close of business on the first business day following the date of the public release of earnings for the respective prior quarter or at such other times as notified by the Insider Trading Compliance Officer.

•Section 16 officers and members of the Board – may not engage in a transaction in Company securities starting the 15th day of the last month of each quarter (March 15, June 15, September 15 and December 15) and ending at the close of business on the first business day following the date of the public release of earnings of the respective prior quarter or at such other times as notified by the Insider Trading Compliance Officer.

•Event-Specific Closed Trading Window – From time to time, a material non-public event may occur that, in the judgment of the Insider Trading Compliance Officer, requires the establishment of a closed trading window. So long as the event remains material and non-public, the persons designated by the Insider Trading Compliance Officer may not engage in transactions in Company securities.

2.4Pre-Clearance Requirement – Section 16 officers and members of the Board are required to obtain pre-approval from the Insider Trading Compliance Officer for all transactions (which, for the avoidance of doubt, includes purchases, sales, gifts or other transfers of Company securities) in Company securities that are not executed pursuant to a 10b5-1 trading plan (described in Section 2.6 below). A request for pre-approval should be submitted to the Insider Trading Compliance Officer at least two business days in advance of the proposed transaction. If a proposed transaction receives pre-approval, the pre-approved transaction must be effected within 72 hours of receipt of the pre-approval. If the person becomes aware of inside information before the transaction is executed, the pre-approval is void and the transaction must be stopped. Transactions not effected within the time limit become subject to pre-approval again. If a person’s pre-approval request or permission to engage in the transaction is denied, then he or she must refrain from initiating any transaction in Motorola Solutions securities, and should not inform any other person of the denial, except as necessary to void any transaction that was previously approved and for which the transaction has not been completed.

2.5Policy Re: Engaging in Hedging Transactions, and Trading on Margin or Pledging of Company Securities

It is the Company’s policy that the members of the Board, all elected officers, appointed Vice Presidents, and such other persons designated in writing by the Insider Trading Compliance Officer are prohibited from:

•Engaging in hedging transactions involving Company securities. Such prohibition applies to engaging in derivative transactions relating to Company securities (other than, for the avoidance of doubt, holding stock options delivered directly to employees by the Company under Motorola Solutions’ option and incentive plans), such as transactions in exchange-traded options to purchase or sell Company securities, or purchasing any other financial instruments that are designed to hedge or offset any decrease in the market value of Company securities (such as prepaid variable forward contracts, equity swaps, collars or exchange funds). Such prohibition also applies to engaging in short sales of Company securities, which are sales of a security that the seller does not own at the time of the trade.

•Holding Company securities in a margin account or pledging Company securities as collateral for a loan. Securities held in a margin account or pledged as collateral for a loan may be sold without the person’s consent by a broker if the person fails to meet a margin call or by a lender in foreclosure if the person defaults on the loan. A margin or foreclosure sale that occurs when the person is aware of inside information may, under some circumstances, result in unlawful insider trading. Because of this danger, such individuals may not hold Company securities in a margin account nor pledge Company securities as collateral for a loan.
2.6Transactions Under Company Plans – Certain transactions under Company stock plans are subject to this Policy:

•Stock Option Exercises – This Policy applies to any sale of stock acquired when an option is exercised. The sale of shares typically occurs in what is called a broker-assisted cashless exercise. The broker sells stock on the option holder’s behalf to satisfy the option exercise price. This Policy does not apply to the exercise of an employee stock option when shares are held and not sold, or when shares are withheld to satisfy tax-withholding obligations. These two transactions do not result in the sale of shares of stock.

•Restricted Stock Units (RSUs) – This Policy applies to any sale of stock following the vesting of RSUs. This Policy does not apply, however, to the grant of RSUs or to the Company’s withholding of shares to satisfy certain tax obligations.

•Retirement Accounts –This Policy applies to transfers to and among retirement accounts, other than transfers among such accounts that do not have tax or other economic consequence or result in a change in your ownership or voting power.

•Employee Stock Purchase Plan (ESPP) – This Policy applies to any sales of Company stock purchased pursuant to the ESPP plan. This Policy does not apply to enrollment in or purchases of Company stock in the ESPP resulting from your periodic contribution of money to the plan and the purchase of shares at the end of the period pursuant to the election you made at the time of your enrollment in the plan.

•Dividend Reinvestment Plan – This Policy applies to voluntary purchases of Company stock resulting from additional contributions you choose to make to any Company dividend reinvestment plan, and to your election to participate in that plan or increase your level of participation in that plan. This Policy also applies to your sale of any Company stock purchased pursuant to the

Company’s dividend reinvestment plan. This Policy does not apply to purchases of Company stock under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities.

•10b5-1 Trading Plan – This Policy does allow individuals to establish a periodic stock trading plan, commonly called a 10b5-1 trading plan, under Rule 10b5-1 of the Securities Exchange Act of 1934. However, you must ensure that you enter into the 10b5-1 trading plan at a time when you could otherwise engage in a transaction in Company securities under this Policy. The plan must also be compliant with all of the legal requirements necessary to make it a 10b5-1 trading plan, including compliance with the requisite “cooling off” or waiting period between the effectiveness of the trading plan and the date of the first transaction thereunder. The form of each 10b5-1 trading plan must be reviewed and approved by the Insider Trading Compliance Officer. Because you would no longer have discretion over a transaction executed pursuant to a 10b5-1 trading plan adopted in accordance with this Policy, such a transaction is not subject to the prohibition on trading while in possession of inside information and is exempt from the closed trading window restrictions and the pre-clearance requirements. To enter into a 10b5-1 trading plan, please consult your broker and follow the approval requirements noted above.

2.7“Expert Networking” and other Consulting Opportunities

Consulting firms of various kinds and commercial enterprises known as “expert networks” can offer cash compensation or other items of value (meals, entertainment, investment information, etc.) to employees and/or former employees who share information about the Company, industry standards, general technological developments, or other general business information. Those firms, in turn, may use or sell the information to investment funds and other potential investors. On occasion, law firms establish consulting arrangements with employees or former employees to obtain information that may be used in connection with litigation matters. Each of these situations creates a significant risk that the information may lead to the misuse of inside information by investors and could be considered unlawful tipping.

Even if not inside information, the information still may be confidential proprietary information that should not be disclosed to third parties. For these reasons, before sharing any information or accepting any compensation or anything of value from such outside firms, employees and former employees must (1) inquire of the outside firm the purpose for which the information is sought and with whom the outside firm may share the information and (2) obtain prior written authorization from each of the Insider Trading Compliance Officer and, as applicable, the Law Department’s lead Commercial Attorney, lead Supply Chain Attorney or lead IP Attorney on the General Counsel’s staff. The above restrictions do not apply to Company-sponsored arrangements that are conducted under contract between Motorola Solutions and outside consulting or industry analyst firms.

3.0ROLES & RESPONSIBILITIES

3.1This Policy continues to apply to transactions covered by this Policy by former employees and members of the Board even after termination of service to the Company. If an individual is in possession of inside information when his or her service terminates, that individual may not engage in a transaction covered by this Policy until that information is publicly available or is no longer material. The pre-clearance procedures specified in Section 2.4, however, will cease to apply to such transactions upon the expiration of any closed trading window or other Company-imposed trading restrictions applicable at the time of the termination of service.

3.2Failure to comply with this Policy may be a violation of Motorola Solutions’ Code of Business Conduct and could be a basis for disciplinary action that may include termination of employment. In some cases, individual civil or criminal penalties may also apply.

3.3All questions regarding this Policy should be directed to the Insider Trading Compliance Officer or their designee.
3.4In all cases, the responsibility for determining whether a person is in possession of inside information rests with that individual. Any action on the part of the Company, the Insider Trading Compliance Officer or any other employee or members of the Board pursuant to this Policy (or otherwise) does not, in any way, constitute legal advice, relieve an individual of their own obligation to refrain from trading while in possession of inside information, or insulate an individual from liability under applicable securities laws. Individuals are required to report violations, or suspected violations, of this Policy to their supervisor, the Insider Trading Compliance Officer, the Office of Ethics, or a Business Conduct Champion.